EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
05-15

Contacts:	James Haddox, CFO	Ken Dennard / ksdennard@drg-e.com
	Reba Reid	Lisa Elliott / lelliott@drg-e.com
	Quanta Services, Inc.	DRG&E
	713-629-7600	713-529-6600
QUANTA SERVICES REPORTS THIRD QUARTER RESULTS
Revenues increase 13%
Net income triples, EPS of $0.11
HOUSTON — November 4, 2005 — Quanta Services, Inc. (NYSE:PWR) today announced results for the three and nine months ended September 30, 2005.
     Revenues in the third quarter of 2005 were $523.3 million, compared to revenues of $463.1 million in the third quarter of 2004. For the third quarter of 2005, net income was $12.9 million, or earnings per diluted share of $0.11, compared to net income of $4.2 million, or earnings per diluted share of $0.04 in last year’s third quarter.
     Revenues for the first nine months of 2005 were $1.34 billion, compared to $1.21 billion for the first nine months of 2004. For the first nine months of 2005, the company reported net income of $11.1 million, or earnings per diluted share of $0.10, compared to a net loss of $11.0 million, or a loss per diluted share of $0.10 in the first nine months of last year.
     “Our third quarter results show improved spending in the industries we serve and reflect significant infrastructure restoration work performed after major hurricanes struck the Gulf Coast Region,” said John R. Colson, chairman and chief executive officer of Quanta Services. “Excluding storm-related revenues in the third quarters of 2004 and 2005, revenues increased by 14 percent in the third quarter of 2005. Backlog increased 19 percent over the same period.”
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RECENT HIGHLIGHTS
•	Supported Utilities in Restoration Efforts — During the third quarter, Quanta deployed more than 2,000 line personnel to the Gulf Coast Region to assist utilities in restoring power and communications to the areas affected by Hurricanes Dennis, Katrina and Rita. Approximately half of those crews remain in the region to help utilities repair and rebuild their power delivery infrastructures.

•	CEO Recognized by Industry Association — John R. Colson was inducted into The Academy of Electrical Contracting at a recent ceremony in Chicago. The Academy was established by the National Electrical Contractors Association (NECA) to recognize exceptional and outstanding service to the electrical contracting industry. Separately, Mr. Colson was elected to serve as Vice President-at-Large of NECA. He will serve a two-year term starting January 1, 2006.

•	Held Third Annual Utility Perspectives Symposium — Quanta hosted its third annual Utility Perspectives Symposium in Las Vegas during the quarter. The meeting brought together select industry executives, leaders and experts to engage in high-level discussions on topics ranging from regulatory uncertainty and financial pressures to grid disruption and security. This invitation-only event included select senior executives representing utilities from across the United States and Canada.

•	Became Member of Corning Total Access ProgramSM (TAP) — During the third quarter, Quanta became one of a few members of Corning Cable Systems’ TAP. Membership in the program enables our customers to receive up to a 10-year extended product warranty from Corning on complete Corning fiber-to-the-home (FTTH) solutions, when installed by Quanta.
OUTLOOK
     The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.
     Quanta expects revenues for the fourth quarter of 2005 to range from $450 million to $480 million. Earnings for the fourth quarter are expected to range from $0.06 per diluted share to $0.08 per diluted share.
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     Quanta Services has scheduled a conference call for Friday, November 4, 2005, at 9:30 A.M. eastern time. To participate in the call, dial (303) 262-2193 at least ten minutes before the call begins and ask for the Quanta Services conference call. Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the company’s website at www.quantaservices.com. To listen to the call live on the web, please visit the Quanta Services web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call on the company’s website. A replay will also be available and may be accessed by calling (303) 590-3000 and using the pass code 11042851. For more information, please contact Karen Roan at DRG&E at 713-529-6600 or email
kcroan@drg-e.com.
     Quanta Services, Inc. is a leading provider of specialized contracting services, delivering end-to-end network solutions for electric power, gas, telecommunications and cable television industries. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide.
This press release contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to projected revenues and earnings per share and other financial and operating results, capital expenditures, growth in particular markets, strategies, expectations, intentions, plans, future events, performance, underlying assumptions, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties, including, among others, quarterly variations in operating results due to seasonality and adverse weather conditions; adverse changes in economic conditions in relevant markets; the ability to effectively compete for market share; beliefs and assumptions about the collectibility of receivables; the inability of customers to pay for services; the financial distress of Quanta’s casualty insurance carrier that may require payment for losses that would otherwise be insured; liabilities for claims that are self-insured or for claims that Quanta’s casualty insurance carrier fails to pay; potential liabilities relating to occupational health and safety matters; estimates relating to the use of percentage-of-completion accounting; dependence on fixed price contracts; rapid technological and structural changes that could reduce the demand for services; the ability to obtain performance bonds; cancellation provisions within contracts; the replacement of contracts as they are completed or expire; the ability to effectively integrate the operations of subsidiaries; retention of key personnel and qualified employees; the impact of a unionized workforce on operations and the ability to complete future acquisitions; growth outpacing infrastructure; potential exposure to environmental liabilities; requirements relating to governmental regulation; the ability to meet the requirements of the Sarbanes-Oxley Act of 2002; the cost of borrowing, availability of credit, debt covenant compliance and other factors affecting financing activities; the ability to generate internal growth; and the adverse impact of goodwill impairments. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s reports filed with the Securities and Exchange Commission.
— Tables to follow —

Quanta Services, Inc. and Subsidiaries Consolidated Statements of Operations For the Three and Nine Months Ended September 30, 2005 and 2004 (In thousands, except per share information) (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005		2004	2005	2004
Revenues	$523,340		$463,077	$1,335,132	$1,207,268
Cost of services	443,167		404,652	1,165,051	1,075,778

Gross profit	80,173		58,425	170,081	131,490
Selling, general & administrative expenses	49,420		44,265	135,756	128,396

Income from operations	30,753		14,160	34,325	3,094
Interest expense	(6,041)		(6,379)	(17,963)	(18,973)
Interest income	1,921		743	5,136	1,596
Other income (expense), net	62		80	324	(51)

Income (loss) before taxes	26,695		8,604	21,822	(14,334)
Provision (benefit) for taxes	13,815		4,448	10,727	(3,304)

Net income (loss)	$12,880		$4,156	$11,095	$(11,030)

Earnings (loss) per share
Basic	$0.11		$0.04	$0.10	$(0.10)

Diluted	$0.11	(a)	$0.04	$0.10	$(0.10)

Shares used in computing earnings (loss) per share:
Basic	115,970		114,683	115,640	114,343

Diluted	141,177	(a)	115,385	116,382	114,343

(a)	As a result of applying the if-converted method for calculating diluted earnings per share, shares have been adjusted by 24.2 million assuming conversion of Quanta’s 4.5% convertible subordinated notes, and net income has been adjusted by $2.2 million for an addback of related interest expense, net of tax.

Quanta Services, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	September 30,	December 31,
	2005	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$223,636	$265,560
Accounts receivable, net	456,075	48,828
Costs and estimated earnings in excess of billings on uncompleted contracts	51,253	42,092
Inventories	23,488	18,849
Prepaid expenses and other current assets	43,528	24,707

Total current assets	797,980	700,036
PROPERTY AND EQUIPMENT, net	307,221	314,983
ACCOUNTS AND NOTES RECEIVABLE, net	16,141	19,920
OTHER ASSETS, net	34,207	36,438
GOODWILL AND OTHER INTANGIBLES, net	388,423	388,620

Total assets	$1,543,972	$1,459,997

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$1,593	$6,236
Accounts payable and accrued expenses	244,815	203,656
Billings in excess of costs and estimated earnings on uncompleted contracts	14,291	11,166

Total current liabilities	260,699	221,058
LONG-TERM DEBT, net of current maturities	16,475	21,863
CONVERTIBLE SUBORDINATED NOTES	442,500	442,500
DEFERRED INCOME TAXES AND OTHER NON-CURRENT LIABILITIES	142,609	111,329

Total liabilities	862,283	796,750

STOCKHOLDERS’ EQUITY	681,689	663,247

Total liabilities and stockholders’ equity	$1,543,972	$1,459,997

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